Exhibit 4.3





                    AMENDMENT NO. 2 TO RIGHTS AGREEMENT

      AMENDMENT No. 2, dated as of January 23, 2001, to the Rights Agreement, dated as of August 17, 1994, by and between Litton Industries, Inc. (the "Company") and The Bank of New York (as Rights Agent), as amended by Amendment No. 1, dated as of December 21, 2000 (the "Rights Agreement").


      WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

      WHEREAS, the Company intends to enter into an Amended and Restated Agreement and Plan of Merger (the "Amended Merger Agreement"), dated as of January 23, 2001, among the Company, Northrop Grumman Corporation, a Delaware corporation ("Parent"), NNG, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Holdco") and LII Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdco ("Acquisition I") (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Amended Merger Agreement);

      WHEREAS, as a condition of their willingness to enter into the Amended Merger Agreement, Holdco and Parent have required that Unitrin, Inc., a Delaware corporation and a stockholder of the Company (the "Stockholder"), enter into the Stockholder's Agreement, dated as of January 23, 2001, among Parent, Holdco and the Stockholder (the "Stockholder's Agreement");

      WHEREAS, the Board of Directors has approved the Amended Merger Agreement and determined that the Amended Merger Agreement and the transactions contemplated thereby, including the Stockholder's Agreement, the Offer and the Litton Merger, are advisable, fair to and in the best interests of the Company and its common stockholders; and

      WHEREAS, the Board of Directors has found that it is in the best interests of the Company and its common stockholders, and has deemed it necessary and desirable, to amend the Rights Agreement to exempt the Stockholder's Agreement, the Amended Merger Agreement, and the transactions contemplated thereby, including the Offer and the Litton Merger, from the application of the Rights Agreement.

      NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

      1. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

            "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company; (ii) any Subsidiary (as such term is hereinafter defined) of the Company; (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; or (iv) Unitrin, Inc., a Delaware corporation ("Unitrin"), and its subsidiaries as long as such entities in the aggregate beneficially own less than 12,658,000 Common Shares. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding the foregoing, no Person (and no Affiliate or Associate of any Person) shall be deemed to be the "Beneficial Owner" of or to "beneficially own" particular securities if such Person is the Beneficial Owner of or "beneficially owns" such securities solely as a result of its status as an Affiliate or Associate of Unitrin and if such Person would not otherwise be the Beneficial Owner of or "beneficially own" such securities. Notwithstanding the foregoing, neither Northrop Grumman Corporation, a Delaware corporation ("Parent"), NNG, Inc., a Delaware corporation ("Holdco") nor LII Acquisition Corp., a Delaware corporation ("Acquisition I") shall be deemed to be an Acquiring Person by virtue of: (i) the execution and delivery of the Agreement and Plan of Merger, dated as of December 21, 2000, among the Company, Parent and Acquisition I (the "Original Merger Agreement"); (ii) the execution and delivery of the Amended and Restated Agreement and Plan of Merger, dated as of January 23, 2001, among the Company, Parent, Holdco and Acquisition I (the "Amended Merger Agreement"); (iii) the consummation of the Offer;
      (iv) the consummation of the Litton Merger or the Northrop Merger (each as defined in the Amended Merger Agreement); (v) the execution and delivery of the Stockholder's Agreement, dated as of January 23, 2001, among Parent, Holdco and Unitrin (the "Stockholder's Agreement") or (vi) the execution and delivery by the Stockholder Subsidiaries (as defined in the Stock-


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


      holder's Agreement) of their irrevocable proxies, as contemplated by the Stockholder's Agreement (each of the events set by forth in clauses
      (i) through (vi), an "Exempt Event").

      2. Clauses (i), (ii), (iii) and (iv) of Section 7(a) of the Rights Agreement are hereby modified, amended and restated in their entirety as follows:

            "(i) the time immediately prior to the consummation of the Litton Merger, (ii) the later of the termination of the Amended Merger Agreement or the close of business on August 31, 2004 (the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof."


      3. The final sentence of Section 29 of the Rights Agreement is hereby modified, amended and restated as follows:

      "Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Amended Merger Agreement."

      4. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                                   * * *


                          [SIGNATURE PAGE FOLLOWS]


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


IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.


Attest:                                 LITTON INDUSTRIES, INC.




By /s/  Lynne M. O.  Brickner           By /s/  John E. Preston
   -----------------------------           ---------------------
   Name:  Lynne M. O. Brickner             Name:  John E. Preston
   Title: Vice President and Secretary     Title: Senior Vice President and
                                                  General Counsel




                                          THE BANK OF NEW YORK
Attest:                                   (As Rights Agent)




By /s/   James Dimino                     By /s/    Steven R. Myers
   -----------------------------             -----------------------
   Name:  James Dimino                       Name:  Steven R. Myers
   Title: Vice President                     Title: Assistant Vice President


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